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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]
                                 July   , 2001

PRIMEDIA Inc.
745 Fifth Avenue
23rd Floor
New York, New York 10151

Ladies and Gentlemen:

    We have acted as counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), and to the subsidiaries of the Company named in Schedules I and II hereto (the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 8 7/8% Senior Notes due 2011 (the "Exchange Securities"), and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 8, 2001 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $500,000,000 aggregate principal amount of its outstanding 8 7/8% Senior Notes due 2011 (the "Securities").

    We have examined the Registration Statement and the Indenture (including the form of the Exchange Securities set forth among the exhibits thereto), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

    In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

    We have assumed further that (1) the subsidiaries of the Company named in
Schedule II (the "Non-Delaware Guarantors") have duly authorized, executed and delivered each of the Indenture and their Guarantees and (2) the execution, delivery and performance by the Non-Delaware Guarantors of the Indenture and their Guarantees do not and will not violate any applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).
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    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

        1. When the Exchange Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Securities, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

        2. When the Exchange Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Securities, and when the applicable Guarantees have been duly authorized, executed and delivered by each of the subsidiaries of the Company named in Schedule I (the "Delaware Guarantors"), the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

    Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the Delaware Limited Liability Company Law and the Delaware Revised Uniform Limited Partnership Act (in each case including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the Federal law of the United States.

    We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Experts" in the Prospectus included in the Registration Statement.

                                          Very truly yours,
                                          /s/ Simpson Thacher & Bartlett
                                          SIMPSON THACHER & BARTLETT
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                      SCHEDULE I: DESIGNATED SUBSIDIARIES

Adams/Intertec International, Inc.
Adams/Laux Company, Inc.
Bacon's Information, Inc.
Canoe & Kayak, Inc.
Channel One Communications Corporation
Climbing, Inc.
Cover Concepts Marketing Services, LLC
CSK Publishing Company, Inc.
ENO Productions, Inc.
Films for the Humanities & Sciences, Inc.
Game & Fish Publications, Inc.
Haas Publishing Companies, Inc.
Hacienda Productions, Inc.
HPC Brazil, Inc.
PRIMEDIA Business Magazines & Media, Inc.
Kagan World Media, Inc.
Kitplanes Acquisition Company
MediaCentral LLC
Paul Kagan Associates, Inc.
PRIMEDIA Companies Inc.
PRIMEDIA Enterprises, Inc.
PRIMEDIA Finance Shared Services, Inc.
PRIMEDIA Holdings III, Inc.
PRIMEDIA Information, Inc.
PRIMEDIA Magazines, Inc.
PRIMEDIA Magazine Finance, Inc.
PRIMEDIA Special Interest Publications, Inc.
PRIMEDIA Workplace Learning LP
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                    SCHEDULE II: NON-DESIGNATED SUBSIDIARIES

Bowhunter Magazine, Inc.
PRIMEDIA Enthusiast Publications, Inc.
Communication Concepts, Inc.
Cowles History Group, Inc.
Symbol of Excellence Publishers, Inc.
The Virtual Flyshop, Inc.
Go Lo Entertainment, Inc.
Horse & Rider, Inc.
IntelliChoice, Inc.
Kagan Media Appraisals, Inc.
Kagan Seminars, Inc.
Low Rider Publishing Group, Inc.
McMullen Argus Publishing, Inc.
Miramar Communications, Inc.
Simba Information, Inc.